Exhibit 99.(a)(5)(ii)

Investor Relations Contact:	Media Relations Contact:
William Davis	Meredith Payette
312-517-5725	312-517-6216
ir@gogoair.com	pr@gogoair.com

Gogo Inc. Announces Satisfaction of Financing Condition for Tender Offer for Outstanding

3.75% Convertible Senior Notes Due 2020

Chicago, Ill., April 25, 2019 /PRNewswire – Gogo Inc. (“Gogo” or the “Company”) (NASDAQ: GOGO) today announced that it has determined that the consummation today of the offering and sale of $905 million aggregate principal amount of 9.875% senior secured notes due 2024 by Gogo Intermediate Holdings LLC (“Holdings LLC”), the Company’s direct wholly owned subsidiary, and Gogo Finance Co. Inc., a direct wholly owned subsidiary of Holdings LLC and the Company’s indirect wholly owned subsidiary, satisfies the financing condition to its previously announced cash tender offer (the “Tender Offer”) for any and all of its outstanding 3.75% Convertible Senior Notes due 2020 (the “Notes”).

The complete terms and conditions of the Tender Offer are set forth in the Amended Offer to Purchase and related Amended Letter of Transmittal. Copies of the Amended Offer to Purchase and Amended Letter of Transmittal may be obtained from the Information Agent for the Tender Offer, D.F. King & Co., Inc., by calling (866) 796-1290 (toll-free), (212) 269-5550 (collect) or by email at gogo@dfking.com.

J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as the Dealer Managers for the Tender Offer. Questions regarding the Tender Offer may be directed to J.P. Morgan Securities LLC at (800) 261-5767 or Morgan Stanley & Co. LLC at (855) 483-0952.

Important Information Regarding the Tender Offer

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any or all of the Company’s outstanding 3.75% Convertible Senior Notes due 2020. The Tender Offer is made solely by the Amended Offer to Purchase, the Amended Letter of Transmittal and related materials, as they may be amended or supplemented. Holders of Notes should read the Company’s Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Tender Offer, which will include as exhibits the Amended Offer to Purchase, the Amended Letter of Transmittal and related materials, as well as any amendments or supplements to the Schedule TO when they become available, because they will contain important information. Each of these documents will be filed with the SEC, and, when available, holders may obtain them for free from the SEC at its website (www.sec.gov) or from the Company’s Information Agent in connection with the Tender Offer.

This press release does not set forth all of the terms and conditions of the Tender Offer. Noteholders should carefully read the Amended Offer to Purchase, the Amended Letter of Transmittal and related materials, for a complete description of all terms and conditions before making any decision with respect to the Tender Offer. None of the Company, its board of directors, its officers, the dealer manager, the depositary, the information agent or the trustee with respect to the Notes, or any of their respective affiliates, makes any recommendation that holders tender or refrain from tendering all or any portion of the principal amount of their Notes, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to tender their Notes and, if so, the principal amount of Notes to tender.

Forward-Looking Statements

This press release includes “forward-looking statements.” In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,”

“plan,” “potential,” “predict,” “project,” “should,” “will,” “future” or the negative of these terms or comparable terminology. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the ability of the Company to satisfy the conditions to the settlement of the Tender Offer, general market and economic conditions, changes in law and government regulations and other matters affecting the Company’s business. Forward-looking statements represent the beliefs and assumptions of Gogo only as of the date of this press release and Gogo undertakes no obligation to update or revise publicly any such forward-looking statements, whether as a result of new information, future events or otherwise. As such, Gogo’s future results may vary from any expectations or goals expressed in, or implied by, the forward-looking statements included in this press release, possibly to a material degree. Gogo cannot assure you that the assumptions made in preparing any of the forward-looking statements will prove accurate or that any long-term financial or operational goals and targets will be realized. For a discussion of some of the important factors that could cause Gogo’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this release, investors should refer to the disclosure contained under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Gogo’s filings with the SEC, including its Annual Report on Form 10-K.